                                                                   EXHIBIT 10.21

                                 FIRST AMENDMENT
                                       OF
                           TAYLOR CAPITAL GROUP, INC.
                PROFIT SHARING AND EMPLOYEE STOCK OWNERSHIP PLAN

                        (Effective as of October 1, 1998)



                  WHEREAS, Taylor Capital Group, Inc. (the "Company") maintains the Taylor Capital Group, Inc. Profit Sharing and Employee Stock Ownership Plan (Effective as of October 1, 1998) (the "Plan"); and

                  WHEREAS, amendment of the Plan is now considered desirable;

                  NOW, THEREFORE, by virtue of the power reserved to the Company by subsection 17.1 of the Plan, and in exercise of the authority delegated to the Committee established pursuant to Section 18 of the plan (the "Committee") by subsection 17.1 of the Plan, the Plan is hereby amended in the following particulars:

                  1. Effective January 1, 2001, by substituting the following for subsection 3.5 of the Plan:

         "3.5. EARNINGS

         Unless stated otherwise, a participant's 'earnings' for a plan year means all compensation paid to the participant for services rendered to an Employer as an employee as reported on the participant's Federal wage and tax statement (Form W-2), including (i) the participant's income deferral contributions made during the plan year under the Taylor Capital Group, Inc. 401(k) Plan, and (ii) all salary reductions made during the plan year pursuant to an arrangement maintained by an Employer under Section 125 of the Code, but excluding (iii) disability payments (short term or long term), (iv) non-qualified deferred compensation amounts,
         (v) stock based compensation, including any dividends paid on restricted shares and any other payments from any such plans or programs, (vi) severance payments, and (vii) any other 'fringe' benefit (as defined by the Committee). In no event, however, shall the amount of a Participant's earnings taken into account for purposes of the plan for any plan year exceed the dollar limitation in effect under Code
         Section 410(a)(17) (as that limitation is adjusted from time to time by the Secretary of the Treasury pursuant to Code Section 410(a)(17) and which is $170,000 for the 2001 plan year)."

                  2. Effective as of January 1, 2000, by substituting the following paragraph 11.4(c) of the Plan:

         "(c) Mandatory cash-outs; consent. Notwithstanding any other provision of this Section 11, if a participant's vested account balances equal $5,000 or less at the time of distribution, the participant (or the participant's beneficiary) shall receive an immediate lump sum payment of such amount. Such distribution shall be made as soon as practicable after the regular accounting date next following the participant's settlement date and shall be made in cash; provided, however, that the participant may demand that such distribution be made in the form of Company Stock. If the present value of a participant's entire vested benefit under the Plan is zero, the participant shall be deemed to have received a distribution of such vested benefit. Notwithstanding any provision of the Plan to the contrary, if a participant's vested account balances exceed $5,000 at the time a distribution under subsection 11.1 is to commence, distributions may not be made to the participant before age 65 without the participant's consent."

                  IN WITNESS WHEREOF, the undersigned duly authorized member of the Committee has caused the foregoing amendment to be executed this ____ day of December, 2000.


                                         _______________________________________
                                         On behalf of the Committee as Aforesaid


                                      -2-